Exhibit 10.43

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of July 15, 2016 between  Acquisition Delta LLC, a Delaware limited liability company expected to be renamed Dejana Truck & Utility Equipment Company, LLC (the “Company”), and Andrew Dejana, a resident of the State of New York (“Executive”).

WHEREAS, the Company, Peter Paul Dejana Family Trust dated 12/31/98,  Dejana Truck & Utility Equipment Company, Inc., a New York corporation (“DTUENY”), and, solely in his capacity as Appointed Agent, Andrew Dejana, a resident of the State of New York, are party to that certain Asset Purchase Agreement, dated as of June 15, 2016 (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Company is acquiring substantially all of the assets of DTUENY, Dejana Aerial Equipment Company, LLC, a New York limited liability company, Dejana Truck & Utility Equipment Co. of New England, Inc., a Rhode Island corporation, Dejana Truck & Utility Equipment Co. of Mid-Atlantic, LLC, a Maryland limited liability company, Dejana Truck Equipment of Greater Philadelphia, Inc., a New Jersey corporation, Dejana Truck & Utility Equipment Company of Pennsylvania, LLC, a New York limited liability company, Dejana Cargo & Van Body Equipment Company, Inc., a Maryland corporation, and Dejana Cargo & Van Interiors, Inc., a Maryland corporation (collectively, “Sellers”);

WHEREAS, Sellers are engaged in the research and development, design, manufacture, production, assembly, up-fit, marketing, distribution, sale and repair of products, including snow and ice control products, truck bodies, lift gates, crane equipment, winches, storage products and related parts, accessories and similar goods, for the vocational work vehicle equipment industry (collectively, the “Business”);

WHEREAS, following the consummation of the transactions contemplated by the Purchase Agreement, the Company will continue to operate the Business;

WHEREAS, Executive has been an executive of one or more of Sellers for a number of years and possesses an intimate knowledge of the Business, including its products, services, customers, suppliers, personnel and procedures;

WHEREAS, as a condition to the consummation of the transactions contemplated by the Purchase Agreement, the Company has required that it secure Executive’s employment; and

WHEREAS, the Company wishes to employ Executive, and Executive wishes to serve the Company, upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants set forth in this Agreement, the parties agree as follows:

Section 1.         Employment.

(a)        Position and Duties.  Upon the terms set forth in this Agreement, the Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, as its President.  Executive shall perform the duties and responsibilities customarily incident to such position, together with such other duties and responsibilities as the Board of Directors of the Company or an authorized committee thereof (the “Board”) may assign to or confer upon Executive from time to time.  At all times during the term of this Agreement, Executive shall be subject to the direction of, and shall be accountable to, the Board.  Executive shall travel to such places, including the site of such affiliates of the Company as are established from time to time, at such times as are necessary for the performance of Executive’s duties and responsibilities under this Agreement.  Executive shall serve without additional compensation, if elected or appointed thereto, as a director of the Company or in one or more offices or as a director of any of the Company’s affiliates.

(b)        Compliance.  Executive shall perform his duties and responsibilities    under this Agreement in a manner consistent with applicable laws and regulations and any code of ethics, compliance manual, employee handbook and other written policies and procedures that the Company adopts from time to time and subject to any directives that the Board issues from time to time.

(c)        Commitment.  Executive shall perform his duties and responsibilities under this Agreement in a conscientious, reasonable and competent manner.  During the term of this Agreement,  Executive shall be employed by the Company full-time and devote Executive’s entire working time to the business and affairs of the Company.    Notwithstanding the foregoing, Executive may, subject to the prior approval of the Board,  serve on civic or charitable boards or committees or as a director (or similar capacity) of another business, provided that such activities do not interfere with Executive’s duties and responsibilities under this Agreement.    Executive is entitled to retain any compensation that he receives from board service permitted by this Section 1(c).

Section 2.         Compensation.  During the term of Executive’s  employment under this Agreement,  Executive shall be entitled to the following compensation as his sole consideration for services rendered to the Company:

(a)        Base Salary.  Executive shall receive a salary (“Base Salary”) at the initial rate of $300,000 per annum.  On January 1, 2017, Executive’s Base Salary shall be increased by an amount equal to  $8,500 (in lieu of Buyer’s payment of club dues).    On the date on which Executive ceases to use a Company-provided automobile in connection with the performance of his employment duties, Executive’s Base Salary shall be increased by an amount equal to $7,200.  Thereafter, Executive’s Base Salary shall be subject to discretionary increases (but not decreases) based on an annual review by the Board.  Executive’s Base Salary shall be paid in accordance with the payroll practices of the Company that are in effect from time to time.    Executive’s Base Salary shall be prorated on a daily basis for any period of service at the inception or termination of Executive’s employment under this Agreement that is less than a full payment period.

(b)        Annual Bonus Plan.  For each calendar year commencing on and after January 1, 2017 during the term of this Agreement, Executive shall be eligible to participate in an annual bonus plan based on performance metrics mutually acceptable to Executive and the Board, provided that Executive’s target bonus shall not be less than 75% of Executive’s Base Salary and Executive’s aggregate bonus payment (if any) shall not exceed 125% of Executive’s Base Salary.  Notwithstanding the foregoing, provided that the term of this Agreement remains in effect at the time, Executive shall be entitled to receive, pursuant to the annual bonus plan described in this Section 2(b), an annual bonus payment of not less than the following amounts: (i) with respect to each of the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, $150,000; (ii) with respect to the fiscal year ended December 31, 2019, $100,000; and (iii) with respect to the fiscal year ended December 31, 2020, $50,000.  If Executive breaches any provision set forth in Section 5,  Section 6,  Section 7 or Section 8, then the Company, to the extent permitted by law, may refuse to pay Executive any earned but unpaid bonus payments pursuant to this Section 2(b).

(c)        Fringe Benefits.  Executive shall be entitled to participate in or receive benefits under any retirement savings, life insurance, hospitalization, medical and dental plan or other benefit or arrangement that the Company establishes and amends from time to time for all employees of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, benefits and arrangements.    The Company shall have no obligation to provide any such plans, benefits or arrangements or to continue any such plans, benefits or arrangements in effect from time to time.  Notwithstanding the foregoing, the Company has agreed that, for a period of one year following the date hereof, the Company shall continue or provide benefits that shall be substantially comparable, in the aggregate, to such benefits provided to Executive immediately prior to the date hereof and, to the extent that such benefits subsequently are reduced or eliminated such that they are not substantially comparable in the aggregate, Executive shall receive compensation or other benefits in replacement thereof.

(d)        PTO and Holidays.  Executive shall be entitled to such hours of paid time off each calendar year as provided in the paid time off policies that the Company establishes and amends from time to time.  Such paid time off may be taken at such times and in such intervals as Executive reasonably determines, subject to the reasonable business needs of the Company as determined by the Board from time to time.  Such paid time off shall not cumulate from year to year, and Executive shall not be entitled to payment for unused paid time off at the time of employment termination or at the end of the calendar year.  Such paid time off shall be prorated for any period of service during the first and last calendar years occurring during the term of this Agreement.  Executive shall be entitled to all paid holidays that the Company makes available from time to time to all employees of the Company generally.

(e)        Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable travel, entertainment and similar expenses that Executive incurs in performing his duties and responsibilities under this Agreement, subject to and on a basis consistent with the expense reimbursement practices of the Company that are in effect from time to time.

Section 3.         Term.  The term of Executive’s employment under this Agreement shall commence on the date of this Agreement and expire on the third anniversary of the date of this Agreement; provided, however, that, such term shall automatically renew for successive one-year periods after the third anniversary of the date of this Agreement unless and until either the Company or Executive provides the other with written notice of nonrenewal at least 90 days prior to the commencement of the applicable successive one-year period.  If such term expires and Executive remains employed with the Company thereafter, then Executive shall be an at-will employee of the Company during the period that Executive remains employed with the Company (except for any period during which Executive is employed under any other written employment agreement with the Company).  Effective on the date of Executive’s termination of employment with the Company, Executive shall be deemed to have resigned from all positions held with the Company and its affiliates, including as a member of any board of directors and any committee.

Section 4.        Early Termination.    Notwithstanding anything to the contrary in this Agreement, Executive’s employment under this Agreement may be terminated prior to the last day of the then current term as set forth in this Section 4.    Upon termination of Executive’s employment under this Agreement in accordance with this Section 4, the Company shall have no obligations to Executive except as expressly provided in this Agreement.

(a)        Death.  Executive’s employment under this Agreement shall terminate automatically upon Executive’s death.  In such event, the Company shall pay or provide to Executive’s designated beneficiary or, if no beneficiary has been designated by Executive, to his estate (i) any earned but unpaid Base Salary through the last day of Executive’s employment with the Company and any unreimbursed business expenses with respect to which Executive is entitled to reimbursement under Section 2(e) (collectively, the “Accrued Obligations”) in a lump sum within 30 days after the date of death and (ii)  any earned but unpaid bonus described in Section 2(b) (the “Accrued Bonus”) and vested but unpaid contributions and benefits described in Section 2(c) (the “Accrued Benefits”) as and when required to be credited and paid under the applicable plan.

(b)        Disability.  The Company may terminate Executive’s employment under this Agreement, upon written notice to Executive, during any period in which Executive is disabled.  For this purpose, Executive shall be considered “disabled” if, in the reasonable opinion of the Company, as determined in good faith, Executive is prevented, after reasonable accommodation by the Company, from properly performing his duties on a full-time basis due to a mental or physical illness for a period of 60 consecutive days or a period of 120 days in the aggregate in any one-year period.    After delivery of notice of termination of Executive’s employment pursuant to this Section 4(b), the Company shall pay to Executive any Accrued Obligations in a lump sum within 30 days after the last day of Executive’s employment and any Accrued Bonus and Accrued Benefits as and when required to be credited and paid under the applicable plan.

(c)        Cause.  The Company may terminate Executive’s employment under this Agreement with Cause at any time upon written notice to Executive setting forth in reasonable detail the nature of such Cause.  After delivery of notice of termination of Executive’s employment under this Section 4(c), the Company shall pay to Executive any Accrued Obligations in a lump sum within 30 days after the last day of Executive’s employment and any Accrued Bonus and Accrued Benefits as and when required to be credited and paid under the applicable plan.

(d)        Good Reason or Without Cause.  Executive’s employment under this Agreement may be terminated (i) by Executive with Good Reason at any time upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason or (ii)

by the Company without Cause at any time upon 60 days’ prior written notice to Executive.  After termination of Executive’s employment under this Section 4(d), the Company shall pay to Executive any Accrued Obligations in a lump sum within 30 days after the last day of Executive’s employment and any Accrued Bonus and Accrued Benefits as and when required to be credited and paid under the applicable plan.  In addition, upon its receipt of a mutually acceptable general release of claims against the Company and its Affiliates (excluding claims under the Purchase Agreement) that has become irrevocable, the Company shall continue to pay to Executive, as severance, the portion of the Base Salary that Executive would have received under this Agreement had Executive’s employment under this Agreement continued through the last day of the then current term but for such termination with Good Reason or without Cause (it being understood that no renewal of the term shall be deemed to occur after employment termination), provided that, for this purpose, Executive’s Base Salary shall be deemed to be $450,000.  To be entitled to such severance payments, the above-described release must be duly executed and returned and become irrevocable within 60 days after such termination with Good Reason or without Cause and Executive must not breach any provision set forth in Section 5,  Section 6,  Section 7 or Section 8.  The severance payments that Executive is entitled to receive under this Section 4(d) shall be paid in accordance with the normal payroll practices of the Company beginning with the Company’s next regular payroll period first following 60 days after the last day of Executive’s employment with the Company, but the first payment shall include all payments that would have been made after the last day of Executive’s employment but for such 60-day delay.

(e)        Other.

(i)         Timing of Payments and 409A.  For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), all references to termination of employment or similar terms, when used in a context that bears on the payment or timing of payment of any amounts or benefits that could constitute “nonqualified deferred compensation” within the meaning of Section 409A, shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations), and the Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred, which election shall be deemed part of this Agreement.  In addition, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Notwithstanding anything to the contrary in this Agreement, if, at the time of Executive’s separation from service, Executive is a “specified employee” within the meaning of Section 409A, then, to the extent required for compliance with Section 409A, any nonqualified deferred compensation payments that are not exempt from Section 409A and that are payable within the first six months following Executive’s separation from service shall be delayed until, and paid immediately following, the end of such six-month period.  In no event shall the Company have any liability relating to any payment or benefit under this Agreement failing to comply with, or be exempt from, the requirements of Section 409A.

(ii)        Plans.  Upon termination of Executive’s employment with the Company, Executive’s rights to benefits and payments under any retirement, welfare,

bonus, equity or other benefit plan of the Company shall be determined in accordance with the terms and provisions of such plan, provided that in no event shall Executive participate in, or receive payments and benefits under, any other plan, program or policy of the Company providing for severance or termination pay or benefits.

Section 5.         Confidential Information.

(a)        Fiduciary Duty.  Executive acknowledges and agrees that, as an employee of the Company, Executive has a duty of loyalty to act in the best interests of the Company.

(b)        Receipt as Fiduciary.  Executive acknowledges and agrees that all Confidential Information that Executive obtains in the course of performing Executive’s duties and responsibilities as an employee of the Company shall be deemed to have been received by Executive as a fiduciary of the Company.

(c)         Unauthorized Disclosure or Use.  While Executive is employed with the Company and at all times thereafter,  Executive shall not (i) use any Confidential Information for any purpose, (ii) disclose any Confidential Information to any person or entity, (iii) keep or make copies of any documents, records or property of any nature containing or reflecting any Confidential Information or (iv) assist any third party in engaging in any of the foregoing, except to the extent reasonably necessary or appropriate in connection with the performance of Executive’s  duties and responsibilities as an employee of the Company or expressly authorized by the Board.

(d)        Legal Obligation to Disclose.  Notwithstanding the provisions of Section 5(c),  Executive may disclose Confidential Information at such times, in such manner and to the extent such disclosure is required by applicable law, provided that Executive (i) provides the Company with prior written notice of such disclosure so as to permit the Company to seek a protective order or other appropriate remedy, (ii) limits such disclosure to what is strictly required and (iii) attempts to preserve the confidentiality of any such Confidential Information so disclosed.

(e)        Third Party Confidentiality.  Executive acknowledges that the Company has disclosed that the Company and its affiliates are now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy.  By executing this Agreement, Executive agrees to be bound by any such duties that the Company and/or any of its affiliates owe to third parties and of which Executive is aware.

(f)         Ownership; Return of Information.  The original and all copies of all documents, records and property of any nature that are in Executive’s possession or control and that are the property of the Company or any of its affiliates or that relate to the business, customers, suppliers, personnel or procedures of the Company or any of its affiliates, including all records, documents and property created by Executive, shall be and remain the exclusive property of the Company and its affiliates.  Upon termination of Executive’s employment with the Company (or any time if the Board requests), Executive shall (i) deliver all such documents, records and property to the Company and (ii) cooperate with the Company to destroy and/or delete, as the Board requests, any electronically stored copies of such documents, records and property.

(g)        Other.  Nothing in this Agreement reduces Executive’s obligation to comply with applicable laws and regulations, including laws and regulations relating to trade secrets, confidential information and unfair competition.

Section 6.        Noncompetition.    Executive acknowledges that, during the term of Executive’s employment with the Company, Executive will obtain knowledge of Confidential Information, which knowledge would, in the event Executive becomes employed by or associated with a Conflicting Organization, provide invaluable benefits to such Conflicting Organization and cause irreparable harm to the Company and its affiliates.  To protect this and other legitimate business interests of the Company and its affiliates,  Executive agrees that, while he is employed with the Company and for a period of three years after the last day of his employment with the Company (regardless of the reason that such employment ceases),  Executive shall not directly or indirectly:

(a)        perform on behalf of any Conflicting Organization conducting, planning or attempting to conduct business in the Territory any services that are substantially similar to those that Executive performed for the Company or any of its affiliates during the one-year period prior to the last day of Executive’s employment with the Company;

(b)        undertake any action on behalf of any Conflicting Organization related to the sale or marketing of products or services that compete with products or services researched, developed, designed, manufactured, produced, assembled, up-fitted, marketed, distributed, sold or repaired by the Company or within the Company’s active research, development, expansion or business plans, to any current or prospective customers of the Company as to whom Executive made sales or Substantial Sales Efforts, or provided customer support, within the two-year period prior to the last day of his employment with Company;

(c)        engage in any other act or provide any other service in any circumstance in which Executive’s knowledge of Confidential Information may reasonably be expected to benefit any Conflicting Organization conducting, planning or attempting to conduct business in the Territory; or

(d)        engage in any practice the purpose of which is to evade the other provisions of this Section 6;

provided, however, that the foregoing shall not prohibit the ownership of less than 1% of the securities of any entity listed on a national securities exchange or traded in the national over-the-counter market.  For purposes of this Agreement, Atlantic Truckworks, LLC (“Atlantic”) shall not be considered engaged in the Business provided that its business does not conflict with the foregoing prohibitions (it being understood that, only in the case of Atlantic, it shall be deemed not a conflict if Atlantic’s sales are limited to lease-to-buy sales, marketing is limited to marketing-to-lease and repairs are limited to such sold and leased products).        Recognizing the specialized nature of the Company, Executive agrees that the duration, geographic scope and activity restrictions of this Section 6 are reasonable.

Section 7.         Nonsolicitation.  While Executive is employed with the Company and for a period of three years after the last day of his employment with the Company (regardless of the reason that such employment ceases), Executive shall not, directly or indirectly, solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any person who is or was an employee, consultant or commissioned salesperson of, or who performs or performed similar services for, the Company or any of its affiliates and whom Executive supervised, with whom Executive had substantial professional contact or about whom Executive obtained Confidential Information at any time during the one-year period prior to the last day of Executive’s employment with the Company, or assist any third party with respect to any of the foregoing, unless such person has been separated from his or her employment or other relationship with the Company and each of its affiliates for a period of 12 consecutive months.  Notwithstanding the foregoing, nothing in this Section 7 shall (a) restrict the ability of any employee, consultant or commissioned salesperson of the Company or any of its affiliates to pursue any employment opportunity independent of any type of direct or indirect solicitation, inducement or assistance from Executive, (b) during the term of his employment with the Company and subject to the Board’s direction, restrict Executive from encouraging any employee of the Company to resign or any contractor of the Company to terminate his or her contractual relationship with the Company, or from terminating any employee or contractor of the Company, provided that, in each instance, such actions are in the best interests of the Company or (c) prohibit the solicitation or hiring of Patrick Clark, Tom Dejana, Carissa Surdi or Peter S. Dejana.

Section 8.         Rights to Intellectual Property.

(a)        Disclosure.  While Executive is employed with the Company and for a period of two years after the last day of his employment with the Company (regardless of the reason that such employment ceases),  Executive shall provide the Company with written notice of all Inventions.  All Inventions that Executive discloses to others or attempts to develop, sell, patent, trademark, copyright or use within two years after the last day of his employment with the Company (regardless of the reason that such employment ceases) shall be presumed to have been conceived during Executive’s employment with the Company, unless Executive establishes clear and convincing evidence of specific facts that prove that he did not conceive the relevant Invention during the term of his employment with the Company.  Further, Executive disclaims and shall not assert rights in any Invention as having been made, conceived or acquired prior to his employment with the Company.

(b)        Ownership; Assignment; Cooperation.  All Inventions shall be the sole and exclusive property of the Company.  Executive hereby assigns to the Company all of his right, title and interest in and to all Inventions.  During the term of Executive’s employment with the Company and at all times thereafter, upon request by an authorized officer of the Company, Executive shall fully cooperate with the Company to vest in the Company all of his right, title and interest in and to all Inventions and to obtain, defend and enforce the Company’s rights in and to all Inventions.  Such cooperation may include (i) reviewing, returning and executing applications, assignments, renewals, cease and desist letters or other documents, (ii) testifying in litigation, arbitration or other proceedings and (iii) taking such other actions that the Company reasonably requests from time to time.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses that Executive incurs in connection with his compliance with this Section 8(b).

(c)        Inventive Records.  Executive agrees to create, maintain, preserve and make available to the Company, as part of the Company’s property, complete and up-to-date records, including correspondence, prototypes, models and other written or tangible data, of all activity relating to Inventions.

Section 9.         Cooperation.  While Executive is employed with the Company and at all times after the last day of his employment with the Company (regardless of the reason that such employment ceases), Executive shall cooperate with and at the reasonable request of the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its affiliates or any of their past or present employees, agents, officers, managers, directors, attorneys, successors or assigns may be or become involved and that arises or arose during Executive’s employment.  The Company shall reimburse Executive for all reasonable out-of-pocket expenses that Executive incurs in connection with his compliance with this Section 9.

Section 10.       Future Employment.    Executive agrees that termination of Executive’s employment with the Company shall not release Executive from the provisions of this Agreement.    Executive shall attend an exit interview upon termination of employment with the Company to facilitate Executive’s compliance with the terms of this Agreement.

Section 11.       Withholding.  The Company shall be entitled to withhold from amounts to be paid to Executive under this Agreement any federal, state or local withholding or other taxes or charges that it is required to withhold from time to time.

Section 12.       Certain Definitions.  As used in this Agreement:

(a)        “Cause” means Executive having:  (i) violated any provision of Section 5,  Section 6,  Section 7 or Section 8 or of any noncompetition agreement, nonsolicitation agreement, confidentiality agreement or similar agreement with the Company or any of its affiliates; (ii) violated any provision of any section of this Agreement other than Section 5,  Section 6,  Section 7 or Section 8 and failed  to cure such violation within 15 days after written demand by the Board (except that no cure period will be allowed for a second material offense or for any conduct falling within any of the remaining clauses of this definition); (iii) breached any fiduciary duty that Executive owes to the Company or any of its affiliates in any capacity; (iv) committed any willful violation of any law or regulation (other than traffic violations or similar offenses); (v) been convicted of or entered a plea of guilty or nolo contendere (or any similar plea) to any crime involving moral turpitude, theft, deception or fraud or any felony; (vi) been convicted of or entered a plea of guilty or nolo contendere (or any similar plea) to any misdemeanor involving theft, deception or fraud; (vii) become, in the reasonable opinion of Company, as determined in good faith, addicted or dependent on intoxicants or drugs of any nature, provided that this provision shall not extend to Executive’s use of drugs in amounts reasonably prescribed, and for the purpose of treating a medical condition experienced by Executive (such as hypertension or a heart issue) that is reasonably diagnosed, by a physician licensed to practice in the State of New York; (viii) engaged in dishonesty involving the business of the Company or any of its affiliates; or (ix) engaged in any other conduct, either within or outside the scope of employment, that, if known to the public or any person or entity having business dealings with the Company or any of its affiliates (including any of its or their employees, customers or suppliers), would reflect in a materially unfavorable manner on the reputation of the Company or any of its affiliates.

(b)        “Confidential Information” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which Executive has knowledge as a result of his employment or other relationship with the Company or any of its affiliates,  including procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer,  supplier, sales representative and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable law and other confidential or proprietary technical or business information and data.  However, “Confidential Information” shall not include any information that now or hereafter is in the public domain by means other than disclosure by Executive in violation of this Agreement (or any other agreement containing confidentiality obligations on the part of Executive).

(c)        “Conflicting Organization” means any person (including Executive as a sole proprietor) or entity engaged in or planning or attempting to become engaged in the research and development, design, manufacture, production, assembly, up-fitting, marketing, distribution, sale or repair of products that compete with products researched, developed, designed, manufactured, produced, assembled, up-fitted, marketed, distributed, sold or repaired by the Company or within the Company’s actual or demonstrably anticipated research, development, expansion or business plans.

(d)        “Good Reason” means the Company having violated any provision of any section of this Agreement, and failure to cure such violation within 15 days after written demand to the Board by Executive (except that no cure period will be allowed for a second material offense).

(e)        “Inventions” means all designs, discoveries, improvements, ideas and works of authorship, including novel or improved products, techniques, methods, processes, formulae, samples, prototypes, selection of materials, systems and components, product adjustments and software, whether or not patentable, trademarkable or copyrightable, that (i) relate to (A) the business of the Company or (B) the Company’s actual or anticipated research or development or (ii) result from any work that Executive performed for the Company.

(f)         “Substantial Sales Efforts” means marketing, promotional or sales activities undertaken on behalf of the Company in an effort to secure one or more foreseeable business opportunities with a current or prospective customer of the Company, which include in-person or voice communications, preparation or transmittal of a quotation or proposal and/or an on-site visit and which enjoy a reasonable prospect of success.

(g)        “Territory” means:

(i)         the United States of America;

(ii)        Canada; and

(iii)       any jurisdiction outside the United States of America and Canada in which (A) the Company has direct operations, operates through a joint venture in which it has more than a nominal investment interest or has engaged in substantial (and not isolated) marketing of its products or services or (B) the Company, with Employee’s involvement or under Employee’s direction, has planned to operate a facility or to engage in substantial (and not isolated) efforts to market its products or services, in each of the cases described in subclauses (A) and (B) above, within the two-year period immediately preceding the last day of Executive’s employment with the Company.

Section 13.       Miscellaneous.

(a)        Survivability.  The provisions of Sections 4-13 (as applicable) shall survive the expiration or termination of the term of this Agreement.

(b)        Entire Agreement.  This Agreement supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement, between the parties with respect to its subject matter.  There have been and are no representations, warranties or covenants relating to the subject matter of this Agreement by or between the parties other than those set forth or provided for in this Agreement.

(c)        Interested Parties.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, heirs, successors and permitted assigns, including any entity with which the Company may merge or consolidate or to which all or substantially all of its business may be transferred.  In addition, Executive acknowledges and agrees that the Company’s affiliates are third-party beneficiaries of this Agreement and shall have the right to enforce the provisions of this Agreement to protect their respective rights and interests.  There are and shall be no other third-party beneficiaries of this Agreement.

(d)        Assignment.  Executive shall not assign or otherwise transfer this Agreement or Executive’s rights or obligations under this Agreement without the prior written consent of an authorized officer of the Company, and any attempted assignment without such consent shall be void and without legal effect.  The Company may assign this Agreement to any person or entity succeeding to all or substantially all of the Company’s business, but may not otherwise assign this Agreement to any person or entity other than an affiliate without Executive’s prior written consent.  No amounts payable to Executive under this Agreement shall be subject to seizure by legal process by any creditor of Executive.

(e)        Severability.  If any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section 5,  Section 6 and Section 7, are illegal or otherwise unenforceable, then this Agreement shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal or otherwise unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited to the extent necessary to render the same valid and enforceable in such jurisdiction.  Without limitation, the covenants contained in Section 6 shall be construed as a series of separate covenants, including (i) one for each country within the Territory and each of their respective states, provinces and other comparable political subdivisions, each of which shall be deemed to be separately named herein, (ii) one for each Conflicting Organization, each of which shall be deemed to be separately named herein, (iii) and, in the case of subclause (b) of Section 6, one for past (within the two-year period prior to the last day of Executive’s employment with the Company) customers, one for current customers and one for prospective customers, each of which shall be deemed to be separately named herein.    Subject to the first sentence of this Section 13(e), if any court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed to be included in Section 6, then such unenforceable covenant shall be deemed eliminated for the purpose of the applicable proceeding to the extent necessary to permit the remaining separate covenants to be enforced.  Notwithstanding anything to the contrary in this Agreement, the Company and its affiliates shall be entitled to the maximum protection available under the law in respect of their respective rights under this Agreement, including their respective rights under Section 5,  Section 6 and Section 7.

(f)         Amendment.  No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by both parties.

(g)        Waiver.  No waiver by any party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(h)        Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.  Each party stipulates that if there is any dispute or disagreement between the parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (a “Dispute”), such Dispute shall be commenced and prosecuted in its entirety in, and each party consents to the exclusive jurisdiction and proper venue of, the Delaware Court of Chancery (unless such court lacks subject matter jurisdiction, in which case, in any state or federal court located in the State of Delaware).  Each party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason.  The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.  Each party waives any right to trial by jury with respect to any Dispute.

(i)         Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by reputable overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:  (i) if to Executive, to his home address as it appears on the personnel records of the Company; and (ii) if to the Company, to c/o Executive Vice President & Chief Financial Officer, Douglas Dynamics, Inc., 7777 North 73rd Street, Milwaukee, Wisconsin 53223 (or such other address as the Board specifies from time to time).  Notices and communications shall be effective when personally delivered, the date of delivery by overnight courier or on the third business day following the day on which such item was mailed.

(j)         Equitable Relief.  The Company and Executive agree that (i) any breach or threatened breach by Executive of the provisions of Section 5,  Section 6,  Section 7 and Section 8 will result in irreparable injury to the Company and its affiliates for which a remedy at law would be inadequate, and (ii) in addition to any relief at law that may be available to the Company and its affiliates for any such breach and regardless of any other provision set forth in this Agreement, the Company and its affiliates shall be entitled to injunctive and other equitable relief as a court may grant, without the need to post a bond.  This Section 13(j) shall not be construed to limit the right of the Company or any of its affiliates to obtain equitable relief for other breaches or threatened breaches of this Agreement under general equitable standards.

(k)        Application of Section 409A.  This Agreement shall be construed and interpreted in a manner that will cause any payment hereunder that is considered deferred compensation and that is not exempt from Section 409A to meet the requirements thereof such that no additional tax will be due under Section 409A on such payment.  Executive acknowledges that, to avoid an additional tax on any payments that may be payable under this Agreement and that constitute deferred compensation that is not exempt from Section 409A, Executive must make a reasonable, good faith effort to collect any such payment or benefit to which Executive believes he is entitled under this Agreement no later than 90 days of the latest date upon which the payment under this Agreement could have been timely paid pursuant to Section 409A and, if not paid or provided, take further enforcement measures within 180 days after such latest date.

(l)         Interpretative Provisions.  As used in this Agreement, the terms “including” and “include” shall mean “including without limitation” and “include without limitation,” respectively.    The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.    Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  This Agreement may be executed by signature pages exchanged by facsimile, e-mail or other electronic transmission and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement on the day and year first above written.

ACQUISITION DELTA LLC

By:	/s/ James L. Janik
Name:	James L. Janik
Title:	Chief Executive Officer

/s/ Andrew Dejana
Andrew Dejana